Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

ZP HOLDINGS, INC.

ZP Holdings, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY:

FIRST:	That the Board of Directors of the Corporation has duly adopted, by written consent, resolutions proposing and declaring advisable that the Certificate of Incorporation of the Corporation be amended and that such amendment be submitted to the stockholders of the Corporation for their consideration, as follows:

RESOLVED:	That the Board of Directors recommends and deems it advisable that the Certificate of Incorporation of the Corporation be amended as follows:

(i)	By deleting the first sentence of Article FOURTH thereof in its entirety and inserting the following new first sentence of Article FOURTH in its place:

“The total number of shares of capital stock that the Corporation has the authority to issue shall be 30,000,000 shares of common stock, par value $0.0001 per share (“Common Stock”).”

(ii)	By adding the following new second sentence of Article FOURTH:

“Unless otherwise approved by the board of directors of the Corporation, the Corporation shall not, without the written consent or affirmative vote of the holders of at least 90% of the then outstanding shares of Common Stock, given in writing or by vote at a meeting, (A) commence any case, proceeding or other action (1) under any existing or future law relating to bankruptcy, insolvency, reorganization or other relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts or (2) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or (B) make a general assignment for the benefit of its creditors.”

RESOLVED:	That the aforesaid proposed amendment to the Certificate of Incorporation of the Corporation (the “Charter Amendment”) is recommended to the stockholders of the Corporation as being in the best interests of the Corporation and its stockholders, and the Board of Directors directs that the Charter Amendment be submitted to the stockholders for their approval.

SECOND:	That in lieu of a meeting and vote of stockholders, the stockholders of the Corporation have given written consent to said amendment in accordance with the provisions of section 228 of the DGCL, and written notice of the adoption of said amendment has been or will be given as provided in section 228 of the DGCL to every stockholder entitled to such notice.

THIRD:	That the aforesaid amendment was duly adopted in accordance with the provisions of section 242 of the DGCL.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its President on the 17th day of April, 2012.

ZP HOLDINGS, INC.

By:	/s/ Vikram Lamba
	Name:	Vikram Lamba
	Title:	President